                                                                     Exhibit 2.1

                                                                  EXECUTION COPY



                               PURCHASE AGREEMENT

                                  BY AND AMONG

                             AMERITECH CORPORATION,

                           AMERITECH PUBLISHING, INC.

                                       AND

                           R. H. DONNELLEY CORPORATION

                               AS OF JULY 28, 2004

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE I             PURCHASE AND SALE OF THE INTERESTS
         Section 1.1        Purchase and Sale..........................................       2
         Section 1.2        Payment of Purchase Price..................................       2
         Section 1.3        Liquidation Preference.....................................       2
         Section 1.4        Closing....................................................       2
         Section 1.5        Deliveries by Sellers......................................       3
         Section 1.6        Deliveries by Buyer........................................       3

ARTICLE II            RELATED MATTERS
         Section 2.1        Use of SBC's Name and Logos................................       4
         Section 2.2        No Ongoing or Transition Services..........................       4
         Section 2.3        Certain Pre-Closing Matters................................       4

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLERS
         Section 3.1        Organization...............................................       5
         Section 3.2        Authorization..............................................       5
         Section 3.3        Capital Stock..............................................       6
         Section 3.4        Ownership of the Capital Stock.............................       6
         Section 3.5        Consents and Approvals; No Violations......................       6
         Section 3.6        Financial Statements and Undisclosed Liabilities...........       7
         Section 3.7        Absence of Certain Events..................................       8
         Section 3.8        Title, Ownership and Related Matters.......................       9
         Section 3.9        Intellectual Property......................................       9
         Section 3.10       Computer Software..........................................      11
         Section 3.11       Litigation.................................................      11
         Section 3.12       Compliance with Applicable Law.............................      12
         Section 3.13       Certain Contracts and Arrangements.........................      12
         Section 3.14       Employee Benefit Plans; ERISA..............................      12
         Section 3.15       Labor Matters..............................................      13
         Section 3.16       Taxes......................................................      13
         Section 3.17       Environmental..............................................      14
         Section 3.18       Officers...................................................      14
         Section 3.19       Certain Fees...............................................      14
         Section 3.20       Sufficiency of Assets......................................      14
         Section 3.21       Permits....................................................      15
         Section 3.22       Seller Entities Engaged in Telecom Services................      15
         Section 3.23       Affiliate Transactions.....................................      15
         Section 3.24       No Other Representations and Warranties....................      15

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF BUYER
         Section 4.1        Organization And Authority Of Buyer........................      16
         Section 4.2        Consents And Approvals; No Violations......................      16
         Section 4.3        Litigation.................................................      17

         Section 4.4        Certain Fees...............................................      17
         Section 4.5        Investment Representations.................................      17
         Section 4.6        Sufficient Funds...........................................      17
         Section 4.7        Solvency...................................................      17
         Section 4.8        Ownership; Experience......................................      18
         Section 4.9        No Other Representations and Warranties....................      18

ARTICLE V             COVENANTS
         Section 5.1        Conduct of the Wholly Owned Company's Business.............      18
         Section 5.2        Access To Information......................................      19
         Section 5.3        Consents...................................................      21
         Section 5.4        Commercially Reasonable Efforts............................      22
         Section 5.5        Regulatory Proposals.......................................      22
         Section 5.6        Public Announcements.......................................      23
         Section 5.7        Covenant to Satisfy Conditions.............................      24
         Section 5.8        Certain Tax Matters........................................      24
         Section 5.9        No Solicitation............................................      29
         Section 5.10       Ancillary Agreements.......................................      29
         Section 5.11       Investigation By Buyer.....................................      29
         Section 5.12       Employees and Employee Benefit Plans.......................      30
         Section 5.13       Mutual Release.............................................      30
         Section 5.14       Transition of Certain Information..........................      30
         Section 5.15       Interim Changes in the Territory...........................      31
         Section 5.16       Intercompany Accounts......................................      31
         Section 5.17       Collection Proceedings.....................................      32

ARTICLE VI            CONDITIONS TO OBLIGATIONS OF THE PARTIES
         Section 6.1        Conditions to Each Party's Obligation......................      32
         Section 6.2        Conditions To Obligations Of Sellers.......................      32
         Section 6.3        Conditions To Obligations Of Buyer.........................      33

ARTICLE VII           TERMINATION
         Section 7.1        Termination................................................      34
         Section 7.2        Procedure and Effect Of Termination........................      34

ARTICLE VIII          SURVIVAL OF REPRESENTATIONS
         Section 8.1        Survival of Representations, Warranties and Agreements.....      35

ARTICLE IX            INDEMNIFICATION
         Section 9.1        Indemnification Obligations Of Sellers.....................      36
         Section 9.2        Indemnification Obligations Of Buyer.......................      36
         Section 9.3        Indemnification Procedure..................................      37
         Section 9.4        Claims Period..............................................      38
         Section 9.5        Liability Limits...........................................      38
         Section 9.6        Netting of Losses..........................................      38
         Section 9.7        Exclusive Remedies.........................................      39

ARTICLE X             MISCELLANEOUS
         Section 10.1       Fees and Expenses..........................................      39
         Section 10.2       Further Assurances.........................................      39
         Section 10.3       Notices....................................................      39
         Section 10.4       Severability...............................................      40
         Section 10.5       Binding Effect; Assignment.................................      41
         Section 10.6       No Third Party Beneficiaries...............................      41
         Section 10.7       Interpretation.............................................      41
         Section 10.8       Jurisdiction and Consent to Service........................      41
         Section 10.9       Entire Agreement...........................................      42
         Section 10.10      Governing Law..............................................      42
         Section 10.11      Specific Performance.......................................      42
         Section 10.12      Counterparts...............................................      42
         Section 10.13      Amendment, Modification and Waiver.........................      42
         Section 10.14      Knowledge..................................................      42
         Section 10.15      Schedules and Exhibits.....................................      43
         Section 10.16      Waiver of Jury Trial.......................................      43
         Section 10.17      Fulfillment of Obligations.................................      43
         Section 10.18      Headings...................................................      43

                                  DEFINED TERMS

Term                                                 Section
----                                                 -------
Affiliate............................................10.7(b)
Agreement...........................................Preamble
Agreements............................................1.5(c)
Allocation............................................5.8(b)
Ameritech...........................................Preamble
Ancillary Agreements..................................1.5(c)
API.................................................Preamble
APIL................................................Recitals
APIL Partners.......................................Recitals
Assignment and Assumption Agreement...................1.5(a)
Audited Financial Statements..........................3.6(a)
Buyer...............................................Preamble
Buyer Deductible.........................................9.5
Buyer Disclosure Letter...........................Article IV
Buyer Entities...........................................4.2
Buyer Indemnified Parties................................9.1
Buyer Losses.............................................9.1
Buyer Material Adverse Effect............................4.2
Buyer Parties.........................................1.8(c)
Claims Period............................................9.4
Closing Date.............................................1.4
Closing..................................................1.1
Code..................................................5.8(a)
Collection Proceedings..................................3.20
Companies...........................................Recitals
Companies AR............................................5.16
Company Disclosure Letter........................Article III
Company Intellectual Property.........................3.9(a)
Company Licensed Intellectual Property................3.9(a)
Company Licensed Software............................3.10(a)
Company Material Adverse Change.......................3.1(c)
Company Material Adverse Effect.......................3.1(b)
Company Owned Intellectual Property...................3.9(a)
Company Proprietary Software.........................3.10(a)
Company Software.....................................3.10(a)
Confidentiality Agreement.............................5.2(b)
Contracts................................................3.5
DonTech Act or Omission...............................3.1(b)
DonTech I...........................................Recitals
DonTech II..........................................Recitals
DonTech Business....................................Recitals
DonTech Interests...................................Recitals

DonTech Marks............................................1.1
Directory Services License Agreement.................5.10(c)
DOJ...................................................5.3(d)
Enforceability Limitations...............................3.2
ERISA................................................3.14(a)
Financial Statements..................................3.6(a)
FTC...................................................5.3(d)
GAAP..................................................3.6(a)
Gross AR................................................5.16
HSR Act..................................................3.5
Indemnified Party.....................................9.3(a)
Indemnifying Party....................................9.3(a)
Integrated Records......................................5.14
Intellectual Property.................................3.9(a)
IYP Reseller Agreement...............................5.10(f)
Liens.................................................3.8(b)
Material Contracts......................................3.13
Mutual Release..........................................5.13
Non-Competition Agreement............................5.10(d)
Order.................................................6.1(b)
Ordinary Course of Business...........................3.7(a)
Outstanding AR..........................................5.16
Permits..............................................3.21(a)
Person...............................................10.7(a)
Post-Closing Period...................................5.8(e)
Pre-Closing Period.................................5.8(d)(i)
Publisher Transition Services Agreement..............5.10(b)
Purchase Price........................................1.2(a)
Regulatory Proposal...................................5.5(a)
Sarbanes-Oxley Act....................................5.2(a)
SBC.................................................Preamble
SBC Directory Operations............................Recitals
Seller Entities..........................................3.5
Seller Indemnified Parties...............................9.2
Seller Intellectual Property.............................2.1
Seller Losses............................................9.2
Seller Parties........................................1.5(c)
Sellers.............................................Preamble
Solvent..................................................4.7
Straddle Period....................................5.8(d)(i)
Subcontract...........................................5.3(c)
Subscriber Listings Agreement........................5.10(e)
Suit....................................................3.11
Tax Package...........................................5.8(l)
Tax Return.......................................3.16(c)(ii)
Taxes.............................................3.16(c)(i)

Termination Date......................................7.1(e)
Third Party Approval Contracts........................5.3(b)
To the Knowledge of Buyer..............................10.14
To the Knowledge of Sellers............................10.14
Transfer Tax Limit...............................5.7(c)(vii)
Transition Period.......................................5.16
Transition Records......................................5.14
Transition Services Agreement........................5.10(a)
Unaudited Financial Statements........................5.2(c)
Unrelated Accounting Firm........................5.8(b)(iii)
Vendor................................................5.3(b)
Vendor Contracts......................................5.3(b)
Wholly Owned Company................................Recitals
Wholly Owned Company Benefit Plan....................3.14(a)

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT, dated as of July 28, 2004 (this "Agreement"), is made and entered into by and between Ameritech Corporation ("Ameritech"), a Delaware corporation and a direct wholly owned subsidiary of SBC Communications, Inc., a Delaware corporation ("SBC"), Ameritech Publishing Inc., a Delaware corporation and a direct wholly owned subsidiary of Ameritech ("API", and together with Ameritech, "Sellers"), and R. H. Donnelley Corporation, a Delaware corporation ("Buyer").

                                    RECITALS

      1. API owns (a) all of the outstanding shares of capital stock of Ameritech Publishing of Illinois, Inc., an Illinois corporation ("APIL"), which owns (i) a 47% partnership interest in the AM-DON Partnership, an Illinois general partnership ("DonTech I"), (ii) a 50% partnership interest in DonTech II, an Illinois general partnership ("DonTech II"), and (iii) a 99% partnership interest in APIL Partners Partnership, an Illinois general partnership ("APIL Partners" or the "Wholly Owned Company" and, together with DonTech I and DonTech II, the "Companies"), and (b) a 1% partnership interest in APIL Partners.

      2. Buyer owns all of the partnership interests in each of DonTech I and DonTech II not owned by APIL.

      3. The Companies and SBC Directory Operations, Inc., a Delaware corporation and a direct wholly owned subsidiary of SBC ("SBC Directory Operations"), currently conduct a print directory publishing business for yellow pages and street address directories and perform the agency role on behalf of SBC Directory Operations for publishing white pages directories in the Territory (as defined in the Directory Services License Agreement) (such business, the "DonTech Business").

      4. Pursuant to the terms and conditions of this Agreement, API desires to sell, or cause APIL to sell, to Buyer, and Buyer desires to purchase (i) from APIL, (a) the 47% partnership interest in DonTech I, (b) the 50% partnership interests in DonTech II, (c) the 99% partnership interest in APIL Partners, and
(ii) from API, the 1% partnership interest in APIL Partners (collectively, the "DonTech Interests").

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE OF THE INTERESTS

      Section 1.1. PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, at the closing provided for in Section 1.4 of this Agreement (the "Closing"), Sellers agree to sell, transfer and deliver, or cause one or more of their Affiliates to sell, transfer and deliver, to Buyer (or to such of its wholly owned Subsidiaries as Buyer may designate in writing), and Buyer agrees to purchase, acquire and accept from Sellers, or one or more of their Affiliates, as the case may be, the DonTech Interests. In addition, at the Closing, Sellers agree to sell, transfer and deliver, or cause one or more of their Affiliates to sell, transfer and deliver, to Buyer (or to such of its wholly owned Subsidiaries as Buyer may designate in writing), and Buyer agrees to purchase, acquire and accept from Sellers or one or more of their Affiliates, as the case may be, all right, title and interest in the trademark "DonTech" and the domain name "chicagoyp.com" (but not any related links, rights or technologies that may be associated with such domain name) (collectively, the "DonTech Marks").

      Section 1.2. PAYMENT OF PURCHASE PRICE.

      (a) In consideration for the sale, transfer and delivery of the DonTech Interests and the DonTech Marks and the execution and delivery of the Ancillary Agreements by the Seller Parties (as each such term is hereinafter defined), at the Closing Buyer shall deliver or cause to be delivered to Sellers (or to such other party as may be designated in writing by Sellers) the Purchase Price in accordance with Section 1.2(b) of this Agreement. The "Purchase Price" payable at Closing shall equal (i) $1,450,000,000 minus (ii) a working capital adjustment of $14,000,000.

      (b) Buyer shall pay the Purchase Price to Sellers in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Sellers at least three business days prior to the Closing Date.

      Section 1.3. LIQUIDATION PREFERENCE. The Purchase Price payable at Closing shall be reduced by $29,898,000. From and after the Closing, none of Buyer, any Affiliate of Buyer or any successor to any of the foregoing shall be entitled to any payment from APIL or any Affiliate of APIL under Amendment No. 1 to the DonTech II Partnership Agreement dated as of January 28, 2000.

      Section 1.4. CLOSING. The Closing of the transactions contemplated by this Agreement shall take place on the later of (i) the third business day following the first date on which all of the conditions to Closing set forth in Article VI of this Agreement are satisfied or waived (other than those conditions which by their nature are to be satisfied at Closing but subject to the satisfaction or waiver of those conditions), and (ii) the earlier of (x) the date on which Buyer shall have received net proceeds of at least $1,420,000,000 from borrowings it incurred to fund all or part of the Purchase Price and (y) January 3, 2005, at 10:00 a.m., local time, at the offices of Jones Day, 222 East 41st Street, New York,

NY 10017, or on such other date and at such other time or place as the parties may agree. The time and date of the Closing is sometimes referred to in this Agreement as the "Closing Date."

      Section 1.5. DELIVERIES BY SELLERS. At the Closing, Sellers will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

      (a) The assignment and assumption agreement substantially in the form attached as Exhibit 1.5(a) hereto (the "Assignment and Assumption Agreement") providing for the transfer by API and APIL of the DonTech Interests duly executed by API and APIL;

      (b) The resignations of all officers, managers and members of the Boards of Directors of the Companies other than those who are representatives of Buyer, in each case from their position as such, in a form reasonably satisfactory to Buyer;

      (c) The Transition Services Agreement, the Publisher Transition Services Agreement, the Directory Services License Agreement, the Mutual Release, the Non-Competition Agreement, the Subscriber Listings Agreement and the IYP Reseller Agreement (as each such agreement is hereinafter defined) (collectively, with each other, the "Ancillary Agreements" and collectively with this Agreement, the "Agreements") each duly executed by the Affiliate(s) of Ameritech party thereto (the "Seller Parties"); and

      (d) All other documents, instruments and writings required by this Agreement to be delivered to Buyer at or prior to the Closing.

      Section 1.6. DELIVERIES BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Sellers (unless previously delivered) the following:

      (a) The Purchase Price (after the deduction provided for in Section 1.3) in accordance with Section 1.2 of this Agreement;

      (b) The Assignment and Assumption Agreement duly executed by Buyer;

      (c) The Ancillary Agreements, each duly executed by Buyer or the Affiliates of Buyer party thereto (collectively with Buyer, but excluding DonTech I and DonTech II, the "Buyer Parties"); and

      (d) All other documents, instruments and writings required by this Agreement to be delivered to Sellers at or prior to the Closing.

                                   ARTICLE II

                                 RELATED MATTERS

      SECTION 2.1 USE OF SBC'S NAME AND LOGOS. Except as expressly provided in the Directory Services License Agreement, and other than the DonTech Marks purchased hereunder, it is expressly agreed that neither Buyer nor any of its Affiliates is purchasing, acquiring or otherwise obtaining any right, title or interest in the name "SBC", "Ameritech" or any "SBC" or "Ameritech" tradenames, trademarks, identifying logos or service marks related thereto or employing any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Intellectual Property"). Buyer agrees that neither it nor any of its Affiliates shall make any use of any Seller Intellectual Property from and after the Closing Date except as provided in the Directory Services License Agreement.

      SECTION 2.2 NO ONGOING OR TRANSITION SERVICES. Except as provided in the Transition Services Agreement and the Directory Services License Agreement, all data processing, accounting, insurance, banking, personnel, legal, communications and other services provided to the Companies by Sellers or any Affiliate of Sellers (other than the Companies), including any agreements or understandings (written or oral) with respect thereto, will terminate as of the Closing Date.

      SECTION 2.3 CERTAIN PRE-CLOSING MATTERS.

      (a) The parties agree that Sellers shall have the right to (i) cause the Wholly Owned Company to distribute all of the cash held by the Wholly Owned Company to Sellers or their Affiliates at or prior to the Closing Date on a basis consistent with Sellers' current practice of periodically sweeping all cash from the Wholly Owned Company and (ii) receive distributions from DonTech I and DonTech II as authorized by their respective boards of directors and made in the Ordinary Course of Business. No adjustment shall be made to the Purchase Price as a result of any such distributions.

      (b) Prior to or effective with the Closing, each Company shall assign to SBC or its Affiliates, and SBC or its Affiliates shall assume all liabilities of the Wholly Owned Company which have accrued on or before, or which are attributable to the Wholly Owned Company's acts or omissions on or before, the Closing under each Wholly Owned Company Employee Benefit Plan as defined in
Section 3.14(a) and each other plan, contract, agreement, program, fund or arrangement that would be a Wholly Owned Company Employee Benefit Plan but for the fact that the Wholly Owned Company does not have any material liability for the payment of benefits under, or makes material contributions to, such plan, contract, agreement, program, fund or arrangement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Except as set forth in the disclosure letter delivered to Buyer by Sellers immediately prior to entering into this Agreement and attached as Annex A hereto (the "Company Disclosure Letter"), Sellers hereby jointly and severally represent and warrant to Buyer, as of the date of this Agreement as follows:

      SECTION 3.1 ORGANIZATION.

      (a) APIL Partners is a general partnership duly formed, validly existing and in good standing under the laws of the State of Illinois. The Wholly Owned Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business and operations as now being conducted. The Wholly Owned Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Sellers have heretofore made available to Buyer complete and correct copies of the partnership agreement of APIL Partners, as currently in effect.

      (b) "Company Material Adverse Effect" shall mean a material adverse effect upon the financial condition, results of operations, business, assets or liabilities of the DonTech Business, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any such material adverse effect which directly or indirectly arises out of, or is attributable to or a consequence of, (i) conditions, events or circumstances generally affecting the directory publishing industry, the securities markets or the overall economy (either generally in the U.S. or in the Territory (as defined in the Directory Services License Agreement)), (ii) the public announcement of the Agreements or any of the transactions contemplated hereby and thereby or (iii) any act or omission by DonTech I or DonTech II other than any such act or omission caused solely by one or more Seller Entities acting other than in their capacities as a partner in accordance with the applicable partnership agreements or through their representatives on the board of directors of DonTech I or DonTech II (collectively, a "DonTech Act or Omission").

      (c) "Company Material Adverse Change" shall mean any event, occurrence, development, state of circumstances or facts or changes which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

      SECTION 3.2 AUTHORIZATION. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Seller has the power and authority to execute and deliver the Agreements to which it is a party and perform its respective obligations hereunder or thereunder, as applicable, and its execution, delivery and performance of all of its covenants and agreements under such

Agreements has been duly and validly authorized by its board of directors and no other corporate proceedings by it or its stockholders is necessary to authorize such execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by the Agreements. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller, enforceable against it, in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the "Enforceability Limitations"). As of the Closing Date, each Seller Party will have duly executed and delivered each Ancillary Agreement to which it is a party and each Ancillary Agreement will constitute a valid and binding agreement of each Seller Party which is a party thereto enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

      SECTION 3.3 CAPITAL STOCK. API owns 1% of the outstanding partnership interests in the Wholly Owned Company and APIL owns 99% of such outstanding partnership interests. The partnership interests in the Wholly Owned Company have been validly issued and are free of preemptive rights of any kind. There are not any outstanding securities convertible into, exchangeable for, or carrying the right to acquire any partnership interests in, the Wholly Owned Company, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments which could obligate the Wholly Owned Company to issue any partnership or other equity interests in it. Except for the membership interests in DonTech I Publishing Company LLC owned directly by the Wholly Owned Company, the Wholly Owned Company does not own, directly or indirectly, any capital stock, partnership interest or any other equity or debt securities of any corporation, firm, partnership, limited liability company, joint venture, association or other entity.

      SECTION 3.4 OWNERSHIP OF THE CAPITAL STOCK. API is the sole record owner of all of the outstanding capital stock of APIL and has a 1% partnership interest in APIL Partners and has good title to such partnership interest, free and clear of all Liens (as hereinafter defined). APIL has a 47% partnership interest in DonTech I, a 50% partnership interest in DonTech II and a 99% partnership interest in APIL Partners and has good title to each such partnership interest, free and clear of all Liens. Ameritech owns, directly or indirectly though one or more wholly owned subsidiaries, all of the outstanding capital stock of API.

      SECTION 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Sellers does not, and the execution and delivery of the Ancillary Agreements by the Seller Parties will not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (a) conflict with, or result in any breach of any provision of, the governing instruments of Sellers or the Wholly Owned Company, (b) except for applicable requirements of the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any filing by SBC or any of its Affiliates (collectively, but excluding DonTech I and DonTech II, the "Seller Entities") with, or any Seller Entity to obtain any permit, authorization, consent or approval of, or license, qualification or order of, any governmental or regulatory authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation (collectively, "Contracts") to which any Seller Entity is a party or by which any Seller Entity or any of its assets may be bound or under which any Seller Entity receives any benefit, whether or not it is a party thereto, excluding in each case any Contract to which DonTech I, DonTech II or any Buyer Entity (as hereinafter defined) is a party, or (d) violate any order, injunction, decree, statute, rule or regulation applicable to any Seller Entity, excluding from the foregoing clauses (b), (c) and (d) any such requirements, violations, conflicts, defaults or rights (i) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement, or (ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

      SECTION 3.6 FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES.

      (a) Sellers have made available to Buyer true and correct copies of the audited combined consolidated balance sheets of the DonTech Business as of December 31, 2002 and December 31, 2003, and the audited combined consolidated statements of income and cash flows of the DonTech Business for each of the fiscal years in the three-year period ended December 31, 2003, including the notes thereto (the "Audited Financial Statements" and, collectively with the Unaudited Financial Statements (as hereinafter defined), the "Financial Statements"). Except as disclosed therein, the Financial Statements previously delivered to Buyer have been prepared from, and are consistent with, the books and records of the Seller Entities which relate to the DonTech Business and present fairly and accurately, in all material respects, the financial position, results of operations and cash flows of the DonTech Business on a combined consolidated basis as of the dates and for the applicable periods indicated (subject, in the case of unaudited Financial Statements, to normal year-end audit adjustments), in each case in conformity with generally accepted accounting principles in the United States ("GAAP") consistently applied except as noted therein.

      (b) The Seller Entities maintain books and records relating to the DonTech Business which are accurate in all material respects. While they have not been investigated or tested other than as part of SBC's consolidated internal accounting controls, to the Knowledge of Sellers, there is no reason to believe that the system of internal accounting controls which applies to the financial and accounting records from which the Financial

Statements were prepared is not sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, in each case with respect to the DonTech Business.

      (c) The Wholly Owned Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by GAAP to be reflected on the Financial Statements that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, except for liabilities or obligations (i) disclosed, reflected or reserved against in the Financial Statements or the notes thereto and (ii) incurred in the Ordinary Course of Business (as hereinafter defined) since December 31, 2003. This representation shall not be deemed breached as a result of a change in law after the date of this Agreement. The Wholly Owned Company does not have any off-balance sheet financing.

      SECTION 3.7 ABSENCE OF CERTAIN EVENTS. Except for matters attributable to any DonTech Act or Omission, since December 31, 2003, there has not been any Company Material Adverse Change and each of the Sellers, SBC Directory Operations and the Wholly Owned Company has:

      (a) conducted the portion of the DonTech Business for which it is responsible only in the ordinary course of business substantially consistent with past practice ("Ordinary Course of Business");

      (b) not acquired, sold, disposed of, licensed, assigned, transferred or permitted to lapse any material asset used or held for use primarily in the DonTech Business other than sales of products and services in the Ordinary Course of Business;

      (c) maintained accounts receivable, inventory, accounts payable and other working capital accounts in each case relating to the DonTech Business in a manner consistent with the Ordinary Course of Business;

      (d) not pledged or permitted the imposition of any Lien on any of the assets used or held for use primarily in the DonTech Business except Liens that are not material to the DonTech Business taken as a whole;

      (e) not suffered any damage, destruction or loss of tangible assets used or held for use primarily in the DonTech Business, whether or not covered by insurance, with a book value in excess of $1,000,000 in the aggregate;

      (f) not paid, discharged or satisfied any material claims, liabilities or obligations in each case relating to the DonTech Business (absolute, accrued, contingent or otherwise), except in each case in the Ordinary Course of Business;

      (g) not cancelled any indebtedness for borrowed money or material claim or waived any material claims or rights of substantial value, in each case relating to the DonTech Business, except in the Ordinary Course of Business;

      (h) as of the date of this Agreement, not granted any material increase in the salaries, wages, fringe benefits or other compensation payable or to become payable to the officers, directors, consultants or employees of the Companies (including any such increase pursuant to any bonus, severance, termination, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any such officer, director, consultant or employee, except for normal merit and cost of living increases in the Ordinary Course of Business;

      (i) not effected a material write down of any of the material assets used or held for use primarily in the DonTech Business except in the Ordinary Course of Business;

      (j) not made any change to the accounting policies used in connection with the DonTech Business except as required by GAAP;

      (k) except in the Ordinary Course of Business, not (i) acquired any material assets used or held for use primarily in the DonTech Business from any Person, (ii) consummated any transaction that is material to the DonTech Business, taken as a whole, or (iii) made any material capital expenditure, or commitment for a material capital expenditure, for additions or improvements to property, plant and equipment used or held for use primarily in the DonTech Business; and

      (l) to the Knowledge of Sellers, there has not been (i) any material labor dispute involving employees of the Companies other than routine individual grievances, (ii) any material activity or proceeding by a labor union or representative thereof to organize any employees of the Companies, or (iii) any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Companies.

      SECTION 3.8 TITLE, OWNERSHIP AND RELATED MATTERS.

      (a) Real Property. The Wholly Owned Company does not own or lease any parcels of real property.

      (b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Wholly Owned Company has good and marketable title to its assets, free and clear of all liens, mortgages, deeds of trust, pledges, security interests, options to acquire, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever, including any lien under Section 402 of the Code or Section 312 of ERISA in favor of any Title IV Plans, the Internal Revenue Service or the Pension Benefit Guaranty Corporation (collectively, "Liens").

      SECTION 3.9 INTELLECTUAL PROPERTY.

      (a) As used in this Agreement, (i) "Intellectual Property" means any trademarks, trade names, service marks, service names, trade dress (including but not limited to colors and combinations thereof, design graphics, cover graphics, "look and feel" or directory design and package graphics), Internet domain names, logos, assumed names, trade secrets, copyrights, patents or any registrations and applications therefor; Company Software (as hereinafter defined) does not constitute Intellectual Property; (ii) "Company Owned Intellectual Property" means any Intellectual Property owned by the Wholly Owned Company used or held for use primarily in the operation of the DonTech Business as currently conducted; (iii) "Company Licensed Intellectual Property" means any Intellectual Property licensed to the Wholly Owned Company that is used or held for use primarily in the DonTech Business as currently conducted; and (iv) "Company Intellectual Property" means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      (b) To the Knowledge of Sellers, the conduct of the DonTech Business as currently conducted does not infringe upon any Intellectual Property of any third party except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no pending, or to the Knowledge of Sellers threatened, proceedings, administrative claims or litigation or other adverse claims by any Person (as hereinafter defined) against the use by the Wholly Owned Company of any material Company Owned Intellectual Property, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Sellers there are no pending or threatened, proceedings, administrative claims or litigation or other adverse claims by any Person against the use by the Wholly Owned Company of any material Company Licensed Intellectual Property, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Sellers, there is no material Intellectual Property necessary for, or used by the Wholly Owned Company in, the operation of the DonTech Business as currently conducted that is not Company Intellectual Property.

      (c) The Wholly Owned Company owns or has all valid licenses and other rights to use the Company Intellectual Property, except where the failure to have such ownership, licenses or rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Sellers, there is no material unauthorized use, disclosure, infringement or misappropriation of any material Company Intellectual Property by any third party, including any employee or former employee of the Wholly Owned Company, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      (d) No Seller Entity is in default in any material respect regarding any obligations required to protect or maintain any material Company Intellectual Property and no Person has asserted any claim in writing delivered to Sellers or their Affiliates to the contrary.

      SECTION 3.10 COMPUTER SOFTWARE.

      (a) "Company Proprietary Software" means all computer software owned by the Wholly Owned Company that is used or held for use primarily in the operation of the DonTech Business as currently conducted. "Company Licensed Software" means all computer software (other than off-the-shelf software) licensed through agreements by the Wholly Owned Company that is used or held for use primarily in the DonTech Business as currently conducted. Company Proprietary Software and Company Licensed Software are referred to collectively as the "Company Software".

      (b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Wholly Owned Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, (ii) the use of the Company Software does not breach in any material respect any terms of any license or other contract between the Wholly Owned Company and any third party, and (iii) the Wholly Owned Company is in compliance in all material respects with the terms and conditions of all license agreements in favor of the Wholly Owned Company relating to the Company Licensed Software.

      (c) To the Knowledge of Sellers, the Company Proprietary Software does not infringe any patent, copyright, trademark or trade secret or any other intellectual property right of any third party, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      (d) The Wholly Owned Company has not granted rights in the Company Software to any third party, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.11 LITIGATION. Section 3.11 of the Company Disclosure Letter identifies (a) all material actions, suits and proceedings (each, a "Suit") pending or, to the Knowledge of Sellers, threatened against the Wholly Owned Company by or before any court or governmental or regulatory authority other than workers' compensation claims occurring in the Ordinary Course of Business, and (b) all material investigations of the Wholly Owned Company by any governmental entity of which the Wholly Owned Company has received written notice that are pending or threatened against it. None of such Suits or investigations, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is (x) no action, suit or proceeding pending by or before any court, governmental or regulatory authority or, to the Knowledge of Sellers, threatened against the Sellers or the Wholly Owned Company, and (y) no investigation by any governmental entity of which the Wholly Owned Company has received notice that is pending or, to the Knowledge of Sellers, threatened against the Sellers or the Wholly Owned Company, which challenges the validity of this Agreement or any Ancillary Agreement or which would be reasonably likely to adversely affect or restrict Sellers' ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or that would reasonably be expected to result in a failure of the condition set forth in Sections 6.1(d) or 6.2(d) of this Agreement. The Wholly Owned Company is not in default with respect to or subject to any order, judgment, decision, decree, injunction or ruling of any federal, state, or local court or governmental agency, department or authority, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Sellers, there are no Suits pending or threatened against DonTech I or DonTech II or any Suits pending or threatened against any Seller Entity relating to the DonTech Business which, individually or in the aggregate, would reasonably be expected to result in liability of more than $1 million or that would reasonably be expected to result in a failure of the condition set forth in Sections 6.1(d) or 6.2(d) of this Agreement.

      SECTION 3.12 COMPLIANCE WITH APPLICABLE LAW. Other than with respect to the matters which are covered by Sections 3.16 (Taxes) and 3.17 (Environmental) of this Agreement, the Wholly Owned Company has been in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to it or its operations, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither any Seller nor the Wholly Owned Company has received any written communication from any governmental entity that alleges the Wholly Owned Company is not currently in compliance in any material respect with any such laws, ordinances, rules or regulations.

      SECTION 3.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Section 3.13 of the Company Disclosure Letter contains summaries of all Contracts to which any Seller Entity is a party that are material to the DonTech Business (any such Contracts to which the Wholly Owned Company is a party or by which it or its assets are bound are referred to herein collectively as the "Material Contracts"). All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms, subject to the Enforcement Limitations and concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law, and neither the Wholly Owned Company nor, to the Knowledge of Sellers, any other party thereto is in material default or breach under any of such Material Contracts. Neither any Seller nor the Wholly Owned Company has exercised any right to terminate, or has received any notice that any party to a Material Contract has exercised any right to terminate, such Material Contract (other than the Material Contracts set forth in Section 3.13 of the Company Disclosure Letter as being terminated at Closing). To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach in any material respect under any Material Contract, except for such events or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.14 EMPLOYEE BENEFIT PLANS; ERISA.

      (a) The Wholly Owned Company does not have any material liability for the payment of benefits or makes (or is obligated to make) any material contributions pursuant to any (i) "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each, a "Wholly Owned Company Employee Benefit Plan") which provides benefits to any current or former employees or directors of the Wholly Owned Company (in their capacity as current or former employees or directors of the Wholly Owned Company), (ii) other employment, severance, retention, salary continuation, bonus, incentive, stock option, stock based, retirement, pension, welfare, profit sharing or deferred compensation plan, contract, agreement, program, fund or arrangement (whether or not subject to ERISA, tax-qualified or non-tax-qualified, funded or unfunded, foreign or domestic, active or frozen or terminated) which provides benefits to current or former employees or directors of, or individual independent contractors who have provided or who currently provide services to, the Wholly Owned Company (in their capacity as current or former employees, directors or independent contractors of the Wholly Owned Company), or (iii) related trust (whether or not tax-qualified), insurance contracts, escrow accounts or similar funding arrangements.

      (b) Neither the execution of this Agreement nor the Closing of the transactions contemplated by this Agreement shall cause the Wholly Owned Company to be obliged to (i) make any payments under any retention, stay-put, change in control or similar purpose agreement to any officer, employee or director of the Wholly Owned Company or to any individual independent contractor who has provided or who currently provides services to the Wholly Owned Company or (ii) vest or otherwise make nonforfeitable any otherwise unvested or forfeitable benefits under any such agreement.

      SECTION 3.15 LABOR MATTERS. The Wholly Owned Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, except for any such failures to be in compliance or the engagement in which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no controversies pending or, to the Knowledge of Sellers, threatened, between the Wholly Owned Company and any of its employees which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Wholly Owned Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by it. There are no unfair labor practice complaints pending against the Wholly Owned Company before the National Labor Relations Board. There are no strikes, slowdowns, work stoppages, lockouts or, to the Knowledge of Sellers, threats thereof, by or with respect to any employees of the Wholly Owned Company.

      SECTION 3.16 TAXES.

      (a) All material Tax Returns (as hereinafter defined) with respect to each Company have been or will be timely filed with the appropriate taxing authorities. All material Taxes (as hereinafter defined) shown to be due by each Company on such Tax Returns with respect to each Company have been paid or adequate provision has been made for the payment of such Taxes shown to be due on such Tax Returns. Such Tax

Returns are true, correct and complete in all respects. For the avoidance of doubt, "material" for purposes of this Section 3.16(a) means material in respect of the Companies.

      (b) (i) There are no liens for Taxes with respect to the assets of any Company (except for statutory liens for current Taxes not yet delinquent); (ii) there is no claim or dispute concerning Taxes in respect of any Company that has been asserted by any taxing authority in writing; and (iii) none of the Tax Returns filed by any Company are currently being audited or examined by any taxing authority.

      (c) As used in this Agreement:

            (i) "Taxes" shall mean all taxes, levies, charges, fees, duties or other assessments, including, but not limited to, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties, fines or additions attributable to such taxes; and

            (ii) "Tax Return" shall mean any report, return, declaration, claim for refund, information return or statement in connection with Taxes, including, but not limited to, any schedule or attachment thereto and including any amendment thereof.

      SECTION 3.17 ENVIRONMENTAL. None of the Wholly Owned Company or any Seller Entity have received any written notice that the Wholly Owned Company is subject to any pending or, to the Knowledge of Sellers, threatened claim incurred or imposed or based upon any provision of any law, regulation, permit, license or government authorization relating to protection of the environment, pollution control and hazardous materials applicable to it except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.18 OFFICERS. Section 3.18 of the Company Disclosure Letter lists each of the directors and officers (or equivalent positions) of the Wholly Owned Company and all of the accounts (and signatories thereto) of the Wholly Owned Company with any bank, brokerage firm or other financial institution or depository.

      SECTION 3.19 CERTAIN FEES. Except for the engagement of Citigroup (the fees and expenses of which will be borne solely by Ameritech or its Affiliates), neither the Wholly Owned Company nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

      SECTION 3.20 SUFFICIENCY OF ASSETS. Except for the assets or services contemplated to be used or provided under the Ancillary Agreements, the Companies and their respective subsidiaries collectively own all of the tangible and intangible assets of

Ameritech and its Affiliates which are used or held for use in the DonTech Business and no other assets or services are necessary to conduct the DonTech Business immediately after the Closing in substantially the same manner as currently conducted. APIL has no tangible or intangible assets used or held for use primarily in, or otherwise material to, the DonTech Business other than proceedings to collect amounts due to the DonTech Business (collectively, the "Collection Proceedings") and its partnership interests in DonTech I, DonTech II and APIL Partners.

      SECTION 3.21 PERMITS.

      (a) All material certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to the Wholly Owned Company by governmental entities that are necessary for the operation or conduct of the DonTech Business as currently conducted are valid and in full force and effect, and the Wholly Owned Company has complied in all material respects with all terms and conditions thereof. During the past 12 months, the Wholly Owned Company has not received notice of any proceedings relating to the revocation, default or modification of any such Permits. This Section 3.21 does not apply to environmental matters.

      (b) The Wholly Owned Company possesses all Permits to own or hold under lease and operate the assets owned by it and to conduct its business as currently conducted, other than such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.22 SELLER ENTITIES ENGAGED IN TELECOM SERVICES. A Seller Entity is currently engaged in the provision of Telecom Services (as defined in the Directory Services License Agreement) described in each of clauses (i) through
(vii) of the definition of such term in the Directory Services License
Agreement.

      SECTION 3.23 AFFILIATE TRANSACTIONS. No Seller Entity, or to the Knowledge of Sellers, no officer or director of a Seller Entity or Affiliate of any such officer or director (a) is, or has been since December 31, 2002, a party to any agreement, contract, commitment or transaction involving payments or other items with a value of more than $150,000 individually by or to the Wholly Owned Company, other than any such agreement, contract, commitment or transaction entered into on an arms-length basis, or (b) has any interest in any assets or property owned or held for use primarily in the DonTech Business with a book value in excess of $150,000, other than any such assets or property acquired by the DonTech Business on an arms-length basis.

      SECTION 3.24 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of the Sellers expressly set forth in this
Article III or of a Seller Party expressly set forth in any Ancillary Agreement, no Seller Entity is making or has made any express or implied representation or warranty in connection with the Agreements or the transactions contemplated hereby and thereby and no other Person is authorized to make any such representations and warranties on behalf of any Seller Entity.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Except as set forth in the disclosure letter delivered to Sellers by Buyer immediately prior to entering into this Agreement and attached as Annex B hereto (the "Buyer Disclosure Letter"), Buyer hereby represents and warrants to Sellers as of the date of this Agreement as follows:

      SECTION 4.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer Parties has the corporate power and authority to execute and deliver the Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of the Agreements by the relevant Buyer Parties and the performance by them of their covenants and agreements hereunder and thereunder has been duly and validly authorized by the Board of Directors of Buyer and who are parties thereto, and no other corporate proceedings on the part of any Buyer Party or any of their shareholders are necessary to authorize such execution, delivery and performance or the consummation of the transactions contemplated by the Agreements. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its respective terms, subject to the Enforceability Limitations. As of the Closing Date, each Buyer Party will have duly executed and delivered each Ancillary Agreement to which it is a party and each Ancillary Agreement will constitute a valid and binding agreement of each Buyer Party which is a party thereto enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

      SECTION 4.2 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Buyer does not, and the execution and delivery of the Ancillary Agreements by the Buyer Parties will not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (a) conflict with, or result in any breach of any provision of, the organizational documents of any Buyer Party, (b) except for applicable requirements of the HSR Act, require any filing by Buyer or any of its subsidiaries (collectively, the "Buyer Entities") to obtain any permit, authorization, consent or approval of, or license, qualification or order of, any governmental or regulatory authority, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which any Buyer Entity is a party or by which any Buyer Entity or any of its assets may be bound or under which any Buyer Entity receives any benefit, whether or not it is a party thereto, excluding in each case any Contract to which any Seller Entity is a party or (d) violate any order, injunction, decree, statute, rule or regulation applicable to any Buyer Entity, excluding from the foregoing clauses (b), (c) and (d) any such requirements, violations, conflicts, defaults or rights which, individually or in the aggregate, would not reasonably be expected to (i) adversely affect the ability of any Buyer Party to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause the failure of any condition in Article VI of this Agreement ((i) and (ii) collectively, a "Buyer Material Adverse Effect").

      SECTION 4.3 LITIGATION. There is (a) no action, suit or proceeding pending by or before any court or governmental or regulatory authority or threatened against any Buyer Entity, and (b) no investigation by any governmental entity of which any Buyer Entity has received written notice that is pending or threatened against any Buyer Entity, in either case which challenges the validity of this Agreement or any Ancillary Agreement or which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect. No Buyer Entity is in default with respect to or subject to any order, judgment, decision, decree, injunction or ruling of any federal, state, or local court or governmental agency, department or authority which challenges the validity of this Agreement or any Ancillary Agreement or which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

      SECTION 4.4 CERTAIN FEES. Except for the engagement of Bear Stearns & Co., Inc. and JPMorgan Securities Inc. (the fees and expenses of which will be borne solely by Buyer), neither Buyer nor any of its respective Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

      SECTION 4.5 INVESTMENT REPRESENTATIONS. Buyer is acquiring the DonTech Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable securities laws.

      SECTION 4.6 SUFFICIENT FUNDS. Buyer has or will have available to it all funds necessary to satisfy all of its obligations hereunder in connection with the purchase and sale of the DonTech Interests and the other transactions contemplated by the Agreements.

      SECTION 4.7 SOLVENCY. Buyer and its Subsidiaries, taken as a whole, are, and after giving effect to the transaction contemplated by this Agreement and the incurrence of all indebtedness and obligations being incurred in connection therewith will be, and will continue to be, Solvent. "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any
(x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

      SECTION 4.8 OWNERSHIP; EXPERIENCE. Buyer has a 53% partnership interest in DonTech I and a 50% partnership interest in DonTech II and has good title to each such partnership interest, free and clear of all Liens. Buyer has such knowledge and experience as to be capable of managing and operating a business of publishing print directories similar to the DonTech Business and has certain knowledge of and experience in the day-to-day operations of DonTech I and DonTech II. Buyer acknowledges and agrees that no Seller Entity is making or has made any express or implied representation or warranty with respect to DonTech I or DonTech II other than those expressly set forth in this Agreement.

      SECTION 4.9 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of the Buyer expressly set forth in this Article IV or of a Buyer Party expressly set forth in any Ancillary Agreement, no Buyer Entity is making or has made any express or implied representation or warranty in connection with the Agreements or the transactions contemplated hereby and thereby and no other Person is authorized to make any such representations and warranties on behalf of any Buyer Entity.

                                   ARTICLE V

                                   COVENANTS

      SECTION 5.1 CONDUCT OF THE WHOLLY OWNED COMPANY'S BUSINESS. Sellers agree that, during the period from the date of this Agreement to the Closing, except as otherwise expressly permitted or required by this Agreement or consented to by Buyer in writing, they will cause each of SBC Directory Operations and the Wholly Owned Company:

      (a) to conduct the portion of the DonTech Business for which it is responsible only in the Ordinary Course of Business;

      (b) to use commercially reasonable efforts to (i) maintain and preserve the DonTech Business, (ii) retain the services of the employees of the Wholly Owned Company; provided, however, that the foregoing shall not be deemed to require any SBC Entity to increase or change any compensation, benefit or other consideration payable to such employees; and (iii) maintain, preserve and retain relationships with suppliers and customers of the DonTech Business;

      (c) not to acquire, sell, dispose of, license, assign or transfer or permit to lapse any material assets or property used or held for use primarily in the DonTech Business, except in the Ordinary Course of Business;

      (d) not to amend the governing instruments of the Wholly Owned Company;

      (e) not to permit the Wholly Owned Company to incur any indebtedness for borrowed money except in the Ordinary Course of Business, or guarantee any indebtedness for borrowed money of another Person;

      (f) not to change any accounting policies used in connection with the DonTech Business, except as required by GAAP;

      (g) not to terminate or make any material change in any Material Contract or Permit, except in the Ordinary Course of Business;

      (h) not to permit the Wholly Owned Company to enter into any Material Contract except in the Ordinary Course of Business;

      (i) to maintain accounts receivable, inventory, accounts payable and other working capital accounts of the DonTech Business in a manner consistent with the Ordinary Course of Business;

      (j) not to pay, discharge or satisfy any material claims, liabilities or obligations of the DonTech Business (absolute, accrued, contingent or otherwise), except in each case in the Ordinary Course of Business;

      (k) not to cancel any indebtedness owed to the Wholly Owned Company for borrowed money or material claim owed to the Wholly Owned Company or, waive any material claims or rights owed to the Wholly Owned Company of substantial value, except in the Ordinary Course of Business;

      (l) not to permit the Wholly Owned Company to merge or consolidate with any other Person; and

      (m) not to enter into any written agreement to do any of the foregoing.

      SECTION 5.2 ACCESS TO INFORMATION.

      (a) Between the date of this Agreement and the Closing, Sellers shall use their, and shall cause the Wholly Owned Company to use its, commercially reasonable efforts to cause DonTech I and DonTech II to (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of (x) the Companies or (y) other SBC Entities to the extent they relate to the DonTech Business, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the DonTech Business and properties of the Companies as Buyer may from time to time reasonably request subject to Section 5.2(b) of this Agreement, and (iv) subject to applicable law, cooperate in good faith with Buyer and provide Buyer with reasonable access to Sellers' employees and books and records to (A) assist Buyer with the post-Closing transition of the DonTech Business and (B) comply with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") following the Closing with respect to the DonTech Business, including without limitation any requirement to document and test internal controls of the DonTech Business for purposes of
Section 404 of the Sarbanes-Oxley Act, provided, that Buyer shall indemnify, defend and hold harmless any Seller Indemnified Parties (as hereinafter defined) from, against and in respect of any Seller Losses (as hereinafter defined) arising out of or relating to any act or omission of any Seller Entity attributable to Sellers' compliance with this clause (iv); and provided, further, that any such access or inspection shall be provided during normal business hours under the supervision of Sellers' personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not interfere unreasonably with the business operations of Sellers or the Companies.

      (b) All information concerning Sellers or the Companies furnished or provided by Sellers or their Affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Non-Disclosure Agreement, by and between SBC (or its representatives) and Buyer, dated as of December 18, 2003 (the "Confidentiality Agreement").

      (c) Prior to the Closing, Sellers shall deliver to Buyer unaudited combined consolidated financial statements of the DonTech Business as of and for the six-month periods ended June 30, 2003 and June 30, 2004, in each case prepared on a basis consistent with the Audited Financial Statements and in form and substance substantially similar to the unaudited periodic financial statements and notes which would be required to be included in a Form 10-Q for such period if the DonTech Business were a reporting issuer under the Securities Exchange Act of 1934; provided, however, that if RHD reasonably requires such unaudited financial statements in connection with any borrowings it proposes to make to fund all or part of the Purchase Price and provides reasonable advance written notice of that requirement to Sellers, Sellers shall deliver such unaudited financial statements to Buyer no later than September 1, 2004. If the Closing occurs after September 30, 2004, Sellers shall deliver to Buyer, no later than October 31, 2004, unaudited combined consolidated financial statements of the DonTech Business for the nine-month periods ended September 30, 2003 and September 30, 2004 prepared on the same basis as described in the immediately preceding sentence. If the Closing occurs after December 31, 2004, Sellers shall deliver to Buyer, no later than March 15, 2005, audited combined consolidated balance sheets of the DonTech Business as of December 31, 2004 and the audited combined consolidated statements of income and cash flows of the DonTech Business for the fiscal year ended December 31, 2004, including the notes thereto (the "2004 Audited Financial Statements"). The unaudited financial statements described in this Section 5.2(c) (the "Unaudited Financial Statements") and the 2004 Audited Financial Statements shall be deemed to be included in the definition of Financial Statements for all purposes of Section
3.6 of this Agreement when delivered to Buyer. Sellers will provide Buyer all data available to them and assistance as is reasonably required by Buyer in order for Buyer to prepare any management discussion and analysis of financial condition and results of operations with respect to any period commencing after December 31, 2000 during which Sellers owned the Wholly Owned Company. No later than 30 days after Sellers deliver any Unaudited Financial Statements to Buyer, Sellers shall cause their auditors to perform the agreed upon procedures set forth in Schedule 5.2(c) with respect to such Unaudited Financial Statements and provide a written report thereon. If Buyer elects to finance all or part of the Purchase Price in the bond markets, then Sellers will use their commercially reasonable efforts to cause its auditors to deliver a comfort letter on any Financial Statements used in connection therewith or will permit Buyer's auditors sufficient access to their employees and books and records to enable them to deliver such a comfort letter. Buyer shall reimburse Sellers for all reasonable out-of-pocket third-party costs and expenses incurred by Sellers in connection with the fulfillment of its obligations under this Section 5.2.

      (d) Notwithstanding the above, nothing contained in this Section 5.2 or the Confidentiality Agreement will preclude any party from making any disclosures it determines in good faith to be required by law, regulation or listing agreement with or rules of any national securities exchange or national trading system or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency or sent to potential investors in connection with any financing used by Buyer to fund its payment obligations hereunder; provided, however, that the party required to make the release or statement shall, to the extent legally permissible, seek to limit such disclosure, including taking all reasonable steps to resist or avoid any such disclosure or allowing the other party reasonable time to comment on such release or statement in advance of such issuance.

      SECTION 5.3 CONSENTS.

      (a) Each of Sellers and Buyer shall cooperate, and use its reasonable best efforts, to make all filings (including without limitation all filings required under the HSR Act) and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the foregoing required with respect to the items identified in Section 3.5 of the Company Disclosure Letter; provided, however, that the foregoing shall not apply to the matters covered by
Section 5.5 or require either party to accept or agree to any conditions, terms or restrictions which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition, results of operations, business, assets or liabilities of (i) any material Seller Entity (in the case of Sellers) or (ii) Buyer and its subsidiaries taken as a whole (in the case of Buyer), in each case after giving effect to the transactions contemplated by this Agreement.

      (b) With respect to each of the agreements set forth under Section 5.3(b) of the Company Disclosure Letter (the "Vendor Contracts"), prior to the Closing each of Sellers and Buyer shall cooperate and use its commercially reasonable efforts to obtain (i) the consent of each party to such Vendor Contract that is not SBC or any of its Affiliates (each, a "Vendor") to permit Sellers to provide a complete copy of such Vendor Contract to Buyer and (ii) unless the Vendor refuses to disclose such Vendor Contract to Buyer or Buyer rejects such Vendor Contract as provided in the following sentence, such Vendor's agreement to enter into a new Contract with Buyer at the Closing which will terminate on the earlier of (x) the termination date specified in the existing Vendor Contract and (y) December 31, 2005 (each, a "Vendor Termination Date") and which otherwise has substantially similar terms and conditions as such Vendor Contract, including Vendor's agreement to aggregate any amounts payable under the new Contract with any amounts payable under such Vendor Contract for purposes of any volume discounts thereunder (each, a "New Contract"); provided, however, that the foregoing shall not require any party or any of its Affiliates to pay for or otherwise provide consideration for any such consent or New Contract. Buyer may only reject a New Contract if Buyer's agreement to the terms and conditions thereof would have a material adverse effect upon RHD's print directory business and operations, taken as a whole.

      (c) If any Vendor refuses to disclose its Vendor Contract to Buyer or to enter into a New Contract or Buyer rejects a New Contract as permitted above, then Sellers will enter into a separate agreement with Buyer at Closing (each, a "Subcontract") which will provide to Buyer the products or services provided under such Vendor's Vendor Contract with respect to the DonTech Business on substantially the same terms and conditions as currently provided under such Vendor Contract; provided, however, Sellers will not be obligated to enter into any Subcontract with a term that extends beyond the applicable Vendor Termination Date.

      (d) Without limiting any other provision hereof, each of the Sellers and Buyer shall, as promptly as practicable, but in no event later than twenty business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions described herein and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Sellers and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Sellers and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

      SECTION 5.4 COMMERCIALLY REASONABLE EFFORTS. Subject to Sections 5.3(a) and 5.5(b) and the limitations contained therein, each of Sellers and Buyer shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the transactions contemplated by this Agreement.

      SECTION 5.5 REGULATORY PROPOSALS.

      (a) Subject to applicable law and the instructions of any applicable governmental agency, Sellers will promptly notify Buyer of any proposal, whether formal or informal, by any state or federal governmental agency with jurisdiction over local telecommunications services or local telecommunications companies to assert jurisdiction over all or any part of the transactions that are the subject matter of this Agreement, including but not limited to, (i) any proposal to require approval, consent or permission of such governmental agency to any part of the transactions which are the subject matter of this Agreement and (ii) any proposal that, individually or in the aggregate, may have an adverse effect on the financial condition, results of operations, business, assets or liabilities of the SBC Telcos (as defined in the Directory Services License Agreement) or SBC Directory Operations (each, a "Regulatory Proposal").

      In addition, subject to applicable law and the instructions of any applicable governmental agency, Sellers shall advise and update Buyer in a commercially reasonable level of detail with respect to the status of any such Regulatory Proposal, including any formal or informal proceedings before such governmental agency with respect to the Regulatory Proposal. Sellers will promptly notify Buyer if Sellers consent to (i) the jurisdiction of any such governmental agency with respect to the transactions that are the subject of this Agreement or (ii) any order, decree, judgment or finding of such governmental agency with respect to the transactions that are the subject matter of this Agreement.

      (b) Upon Buyer's reasonable request, Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to defeat any assertion of jurisdiction and any Regulatory Proposal and to obtain any necessary approvals, consents or permissions in response to any Regulatory Proposal, including but not limited to the timely initiation and prosecution of proceedings for injunctive relief, mandamus or other appropriate remedies in a court of competent jurisdiction, the initiation and prosecution of any available proceedings for appellate review of any order, decree, judgment or finding of such governmental agency or, if applicable, the prompt filing of any necessary applications with respect to such Regulatory Proposal; provided, however, the foregoing shall not require any Seller Entity to (i) take any action, or accept or agree to any conditions, terms or restrictions, which, individually or in the aggregate, would reasonably be expected to have an adverse effect on the financial condition, results of operations, business, assets or liabilities of the SBC Telcos or SBC Directory Operations, (ii) proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any of its assets, businesses, or interests in any assets or businesses (or consent to any such sale or agreement to sell) or (iii) agree to any changes or restrictions in the operations of any of its assets, businesses, or interests in any assets or businesses. Sellers will forward to Buyer all copies of any material correspondence sent by it or its representatives or received by it from any governmental authority regarding the transactions contemplated by this Agreement.

      SECTION 5.6 PUBLIC ANNOUNCEMENTS. Except as otherwise agreed to by the Parties, the Parties will agree with each other with respect to their initial press releases concerning the execution of this Agreement and the transactions contemplated by this Agreement, except as otherwise required by law or any listing agreement with, or the rules of, any national securities exchange or national trading system.

      SECTION 5.7 COVENANT TO SATISFY CONDITIONS. Subject to Sections 5.3(a) and 5.5(b) and the limitations contained therein, Sellers will use their reasonable best efforts to ensure that the conditions set forth in Article VI of this Agreement are satisfied, to the extent such matters are within the control of Sellers, and Buyer will use its reasonable best efforts to ensure that the conditions set forth in Article VI of this Agreement are satisfied to the extent such matters are within the control of Buyer. Notwithstanding anything to the contrary in this Agreement, Sellers agree to waive any failures of any conditions to their obligations set forth in Article VI, which conditions are beyond the reasonable control of the Buyer Entities, if the aggregate Losses that the Seller Entities have incurred in an attempt to avoid such failures and/or could reasonably be expected to incur as a result of such waivers if the Closing occurs would be less than $15 million in the aggregate. Subject to Sections 5.3(a) and 5.5(b) and the limitations contained therein, Sellers and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, to use their reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

      SECTION 5.8 CERTAIN TAX MATTERS.

      (a) Section 754 Elections. Sellers shall cause an election to be timely made under Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each of DonTech I, DonTech II and APIL Partners.

      (b) Buyer shall determine an allocation of the Purchase Price among the assets of the Companies and the Ancillary Agreements pursuant to the applicable Treasury Regulations and the Code (or, if applicable, any similar provision under state, local or foreign law or regulation); provided, that Buyer and Seller agree that at least $180,000,000 of the Purchase Price shall be allocated to the license granted pursuant to Article 3 of the Directory Services License Agreement. Such allocation shall include an allocation of Purchase Price to any amount receivable by any of the Companies without regard to whether such receivables have been recognized or realized by any of the Sellers or any of the Companies for income tax or financial accounting purposes on or prior to the Closing Date (as determined finally in accordance with this Section 5.8(b), the "Allocation").

            (i) Promptly following such determination of the Allocation, Buyer shall deliver a proposed Allocation to Sellers. Sellers may object to Buyer's proposed Allocation, provided that the Sellers deliver written notice stating its objections to Buyer within 30 days from the Buyer's delivery of the proposed Allocation to Sellers.

            (ii) If no such timely written notice of objection is delivered, then Buyer's proposed Allocation shall be the final Allocation.

            (iii) If Sellers deliver timely written notice of objection as set forth above, then Buyer and Sellers will use their reasonable best efforts, with the assistance of their respective advisors, to negotiate in good faith to agree upon the Allocation. If the parties are unable to agree upon the Allocation within 90 days before the filing due date (without regard to any extension) in respect of any Tax Return for which the Allocation is relevant, then the determination of the Allocation shall be referred to Deloitte & Touche LLP; provided, however, that if Deloitte & Touche LLP declines to accept such appointment then the parties shall mutually agree upon another nationally recognized independent accounting firm that has not provided material services to either party during the previous two years (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to determine the Allocation, acting as an expert in accounting and not as an arbitrator, in accordance with the terms of this Agreement and render a written report on its determination of the Allocation as promptly as practicable. The determination of the Allocation shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Ameritech and Buyer. Following the final determination of the Allocation, Buyer, Sellers and the Companies shall use the asset values determined from the Allocation for all purposes in respect of all Tax Returns.

      (c) Tax Forbearance. Sellers have not either (i) in respect of the taxable period of any Company ending December 31, 2003 or (ii) otherwise, since June 22, 2004, and will not take any action or cause any Company to take any action outside of the Ordinary Course of Business that could require any Company to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period.

      (d) Tax Indemnity and Refund; Pre-Closing Period.

            (i) Sellers shall be jointly and severally liable for and shall indemnify Buyer from (A) all Taxes imposed on a Company or for which such Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (each, a "Straddle Period"), the portion of any such Straddle Period ending on and including the Closing Date (all such pre-Closing Date taxable years and periods and the Closing Date and prior portion of Straddle Periods, a "Pre-Closing Period"), provided that Sellers shall only be liable for and shall indemnify Buyer for 47% of such Taxes with respect to DonTech I and 50% of such Taxes with respect to DonTech II; and (B) any losses, costs or expenses suffered by Buyer or any Company arising from (1) any failure by Sellers to cause any Section 754 election to be timely made that is required under Section 5.8(a), or (2) any Seller taking any action precluded under Section 5.8(c).

            (ii) API or its designee shall be entitled to any refund of Taxes imposed on or with respect to the income of any Company, API or APIL, Inc. shown on a Tax Return filed by any Company, or for which any Company may otherwise be liable in respect of any Pre-Closing Period, provided that API or its designee shall only be entitled to 47% of any refunds of Tax in respect of DonTech I and 50% of any refunds of Tax in respect of DonTech II.

      (e) Tax Indemnity and Refund; Post-Closing Period. Buyer shall be liable for and shall indemnify API or its designee from the Taxes of the Companies paid by API or its designee or a Seller for any taxable year or period that begins after the Closing Date and the post-Closing Date portion of any Straddle Period (all such post-Closing Date taxable years and periods and the post-Closing Date portion of Straddle Periods, a "Post-Closing Period"). Buyer shall be entitled to (i) any refund of Taxes in respect of any Company for any Post-Closing Period, (ii) 53% of any refund of Taxes in respect of DonTech I for any Pre-Closing Period, and (iii) 50% of any refund of Taxes in respect of DonTech II for any Pre-Closing Period.

      (f) Taxes for Short Taxable Year. For purposes of paragraphs (d) and (e) of this Section 5.8, whenever it is necessary to determine the liability for Taxes of any of the Companies for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the relevant Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the relevant Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

      (g) Adjustment to Purchase Price. Any payment by Buyer or Sellers under this Section 5.8 will be an adjustment to the Purchase Price.

      (h) Tax Returns. Sellers or their affiliates shall file or cause to be filed when due all Tax Returns that are required to be filed by the Companies for taxable years or periods ending on or before the Closing Date, subject to Buyer's consent, which consent shall not be unreasonably withheld or delayed. Buyer shall file or cause the Companies to file an amended Tax Return for such periods if requested by Sellers subject to Buyer's consent, which consent shall not be unreasonably withheld or delayed, provided that the filing of any such amended return will not cause any adverse effect to either Buyer or any Company. Sellers shall bear any costs or expenses relating to the filing or preparation of such Tax Returns and shall pay any Taxes due in respect of such Tax Returns and, in respect of any Taxes payable by any Company with respect to any amended Tax Returns to be filed by Buyer pursuant to the previous sentence, such Taxes shall be paid within 10 days prior to the requested filing date by Sellers of such amended return. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. API or its designee shall pay Buyer the

Taxes for which Sellers are liable pursuant to Section 5.8(d) of this Agreement, but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence, within 10 days prior to the due date for the filing of such Tax Returns.

      (i) Contest Provisions.

            (i) Buyer shall promptly notify API in writing upon receipt by Buyer, any of its affiliates or any of the Companies of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Companies for any taxable year or period that ends on or before the Closing Date or for which Sellers would be required to indemnify Buyer pursuant to Section 5.8(d) of this Agreement, provided that the failure to comply with this provision shall not affect Buyer's right to indemnification hereunder.

            (ii) API or its designee shall have the sole right to represent the Companies' interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its sole expense, unless there is a reasonable probability that the outcome of such audit or proceeding may have a material effect on Buyer or any Company in respect of Taxes relating to any Post-Closing Period. In such case, Buyer shall be shall be entitled to participate at its own expense in the defense of any such claim for Taxes. Neither API nor its designee may agree to settle any Tax claim in respect of any Pre-Closing Period if such settlement would have a material effect on Buyer or any Company in respect of Taxes relating to any Post-Closing Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

            (iii) Buyer or its designee shall have the sole right to represent the Companies' interests in any tax audit or administrative or court proceeding relating to taxable periods ending after the Closing Date and to employ counsel of its choice at its sole expense. API or its designee shall be entitled to participate at its own expense in the defense of any claim for Taxes in respect of a taxable year or period ending after the Closing Date which may be the subject of indemnification by Sellers pursuant to Section 5.8(d). Neither Buyer nor the Companies may agree to settle any Tax claim which may be the subject of indemnification by Sellers under Section 5.8(d) of this Agreement without the prior written consent of API, which consent shall not be unreasonably withheld.

      (j) Termination of Tax Allocation Agreements. Any tax allocation or tax sharing agreement or other similar arrangement (excluding, for the avoidance of doubt, the DonTech I, Dontech II and APIL Partners partnership agreements), whether or not written, that may have been entered into between any of the Companies and any of the Sellers or their Affiliates (other than any other Company) shall be terminated as to any such Company (or Sellers shall cause such agreement or arrangement to be terminated) on or before the Closing Date. No payments that are owed by any of the Companies pursuant thereto shall be made thereunder.

      (k) Transfer Taxes. Buyer shall be liable for all transfer taxes imposed on the sale of the DonTech Interests. Notwithstanding any other provisions of this Agreement, except for the prior sentence, Buyer and Sellers shall each bear responsibility for the payment of 50% of all sales, use, transfer, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement, except for any Taxes on or measured by income, gains or profits. The Buyer and Sellers will execute any applicable Tax Return, to the extent required by law or regulation, and will cooperate in good faith and exchange any necessary information and documents in respect of such Taxes and Tax Returns.

      (l) Information to be Provided by Buyer. With respect to the taxable year of any Company ending in 2004 prior to the Closing Date, Buyer shall promptly cause each Company to prepare and provide to Sellers a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Companies. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Sellers within 120 days after the Closing Date. Sellers shall reimburse Buyer for any reasonable out-of-pocket costs and expenses incurred by Buyer or the Companies in connection with providing such Tax Package to Sellers.

      (m) Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer shall:

            (i) assist (and cause their respective Affiliates to assist) the other party (and their respective Affiliates) in preparing or filing any Tax Returns or reports which such other party is responsible for preparing or filing in accordance with this Section 5.8;

            (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies, Buyer or SBC;

            (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

            (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this Section 5.8; and

            (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any of the Companies for any such taxable period.

      (n) Section 1445. At the Closing, Sellers shall deliver to Buyer an affidavit of each Seller that is in a form reasonably satisfactory to Buyer, complies with the appropriate Treasury Regulations and states under penalties of perjury such Seller's U.S. taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

      (o) Survival of Obligations. The obligations of the parties set forth in this Section 5.8 shall be unconditional and absolute and shall remain in effect without limitation as to time.

      SECTION 5.9 NO SOLICITATION. If this Agreement is terminated for any reason pursuant to Article VII, for a period of two years following the effective date of such termination, no Buyer Entity will, directly or indirectly, through one or more of its Affiliates, on behalf of itself or any other Person, recruit or otherwise solicit or induce any employee of the Seller Entities or any of their successors to terminate his or her employment relationship with the Seller Entities or any of their successors. The foregoing will not, however, prohibit any Buyer Entity from publishing any general public solicitation of employment opportunities or employing anyone who responds to such solicitation. If this Agreement is terminated pursuant to Article VII, this
Section 5.9 supersedes the employee nonsolicitation provisions of the Confidentiality Agreements.

      SECTION 5.10 ANCILLARY AGREEMENTS. At the Closing, each Seller Party and Buyer Party that is a party thereto shall enter into the following Ancillary
Agreements:

      (a) the Transition Services Agreement in the form attached as Exhibit 5.10(a) (the "Transition Services Agreement");

      (b) the Publisher Transition Services Agreement in the form attached as
Exhibit 5.10(b) (the "Publisher Transition Services Agreement");

      (c) the Directory Services License Agreement in the form attached as
Exhibit 5.10(c) (the "Directory Services License Agreement");

      (d) the Non-Competition Agreement in the form attached as Exhibit 5.10)(d) (the "Non-Competition Agreement");

      (e) the Subscriber Listings Agreement in the form attached as Exhibit 5.10(e) (the "Subscriber Listings Agreement"); and

      (f) the IYP Reseller Agreement in the form attached as Exhibit 5.10(f) (the "IYP Reseller Agreement").

      SECTION 5.11 INVESTIGATION BY BUYER. Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Companies and acknowledges that Sellers have provided Buyer with the access requested by Buyer to the personnel, properties, premises and records of the Companies for this purpose. In entering into this Agreement, Buyer has relied upon its own investigation and analysis as well as the representations and warranties of Sellers contained in this Agreement and the Ancillary Agreements, and Buyer (a) acknowledges that none of Sellers, the Companies or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by law, that neither Sellers, the Companies nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except in the case of clauses (a) and (b) as and only to the extent expressly set forth in this Agreement with respect to the representations and warranties of Sellers in Article III of this Agreement and subject to the limitations and restrictions contained in this Agreement.

      SECTION 5.12 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Seller shall retain responsibility for, and on and after the Closing Date shall indemnify and hold Buyer and the Companies harmless from, any and all obligations of the Wholly Owned Company, SBC or Sellers arising under any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or other plan, contract, agreement, program, fund or arrangement sponsored or maintained by any of the Wholly Owned Company, SBC or Sellers or in which any current or former employees of any of the Wholly Owned Company, SBC or Sellers participate or are eligible to participate. On or prior to the Closing Date, Sellers shall transfer any employees of the Wholly Owned Company to an Affiliate of Sellers which is not a Company.

      SECTION 5.13 MUTUAL RELEASE. Immediately prior to the Closing, each Seller Party and Buyer Party that is a party thereto shall enter into the Mutual Release in the form attached as Exhibit 5.13 (the "Mutual Release").

      SECTION 5.14 TRANSITION OF CERTAIN INFORMATION. On, or as reasonably practicable after, the Closing Date, Sellers will transfer, or cause to be transferred, to the Companies all books and records primarily relating to the DonTech Business, including without limitation, the books of account, tax, financial, accounting and personnel records, files, invoices, client (current and prospective) and supplier lists, business plans, marketing studies and other written material, including without limitation real estate and litigation files and both paper and electronic copies of all the financial data and human resource information system data which primarily relate to the DonTech Business and are maintained on any of Sellers' or their Affiliates' computer systems that are not already owned by and in the possession of the Companies, but excluding in each case books and records (i) which are specified in Section 5.14 of the Company Disclosure Letter, (ii) which are integrated into the books and records of any Seller Entity other than the Wholly Owned Company (the "Integrated Records"), unless RHD agrees to reimburse Sellers for all reasonable internal and out-of-pocket costs and expenses incurred by Sellers in connection with segregating any such Integrated Records or (iii) which relate to any aspect of the DonTech Business for which services are, or will be, provided under the Transition Services Agreement (the "Transition Records") in which case, such Transition Records will be transferred to the Companies at such time, or from time to time, as reasonably practicable after the termination of the applicable services. Sellers will provide Buyer and the Companies with access to (a) the Transition Records after Closing until such information is transferred to the Companies and (b) the Integrated Records for a period of 9 months following the Closing.

      SECTION 5.15 INTERIM CHANGES IN THE TERRITORY. Sellers and Buyer agree that the terms and conditions of Section 10.1 of the Directory Services License Agreement shall apply to any sale of a Sold Territory (as defined in the Directory Services License Agreement) by Sellers between the date hereof and the Closing Date such that the requirements of such Section 10.1 shall become effective on the Closing Date with respect to the SBC Telco in the Sold Territory and the purchaser of such Sold Territory with retroactive effect from the date of such sale.

      SECTION 5.16 INTERCOMPANY ACCOUNTS. All intercompany accounts, agreements or arrangements (other than the Ancillary Agreements and the existing billing and collection accounts, agreements and arrangements between the Companies, on the one hand, and the SBC Telcos, on the other, and the financial rights and obligations arising out of those accounts, agreements and arrangements) between any Seller Entity (other than APIL Partners) and any of the Companies shall be terminated as of the Closing without any settlement, offset or payment of any consideration and shall be deemed without further action to be fully discharged as of the Closing Date. From and after the Closing, the SBC Telcos shall continue to bill and collect from customers of the Companies with respect to the amounts listed in Account Nos. 1104.410 and 1199.999 of APIL Partners' general ledger as of the Closing Date (the "Gross AR"), all in accordance with the billing and collection practices that the SBC Telcos currently utilize on behalf of the Companies and in accordance with the Transition Services Agreement. In addition, the SBC Telcos shall perform similar billing and collection services with respect to all new accounts receivable (collectively, with the Gross AR, the "Companies AR") generated by the Companies during the period from the Closing Date until 30 days after the date on which the SBC Telcos cease to provide billing and collection services under the Transition Services Agreement (the "Transition Period"). During the Transition Period, the SBC Telcos shall remit to Buyer monthly any amounts collected from the Companies AR. Within 30 days following the end of the Transition Period, the SBC Telcos shall transfer all Companies AR which remain outstanding to Buyer (the "Outstanding AR"), and within 30 days after such transfer Buyer shall pay to the SBC Telcos the face amount of the Outstanding AR. Sellers agree that, as of the Closing, the Companies will own all of the accounts receivable, whether billed or unbilled, of the DonTech Business, whether or not such receivables are reflected in the financial statements of the DonTech Business, other than any such accounts receivable which have been transferred to the SBC Telcos in accordance with the billing and collection agreements and arrangements with the SBC Telcos that the Companies currently utilize.

      SECTION 5.17 COLLECTION PROCEEDINGS. At or prior to the Closing, Ameritech shall cause APIL to assign all rights, claims, title and interest in and to all pending Collection Proceedings to APIL Partners or, if it is not possible to assign any such Collection Proceeding using commercially reasonable efforts, will hold such Collection Proceeding in trust and enforce it for the benefit of, and as reasonably directed by, Buyer.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or governmental authority or regulatory body which prohibits or restricts the consummation of the transactions contemplated by this Agreement;

      (b) There shall not be in effect any judgment, order, injunction or decree (each, an "Order") of any court of competent jurisdiction enjoining the consummation of the transactions contemplated by this Agreement;

      (c) Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

      (d) All consents, authorizations, waivers and approvals of any governmental authority or other regulatory body as may be required to be obtained in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the transactions contemplated by this Agreement or have a Company Material Adverse Effect, shall have been obtained.

      SECTION 6.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

      (a) The representations and warranties of Buyer contained in Article IV of this Agreement that are (i) qualified as to Buyer Material Adverse Effect shall be true and correct and (ii) not so qualified shall be true and correct in all material respects (except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect), in each case as of the date of this

Agreement and as of the Closing Date as if made at and as of such time (except that any representations and warranties given as of a specific date need only be so true and correct as of such date). Sellers shall have received a certificate dated as of the Closing Date executed by an officer of Buyer to such effect.

      (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement, and Sellers shall have received a certificate dated as of the Closing Date executed by an officer of Buyer to such effect;

      (c) Buyer shall have delivered to Sellers or their Affiliates those items set forth in Section 1.6 of this Agreement; and

      (d) Except for any applicable Taxes, no state governmental authority or other state regulatory body shall have initiated a formal legal or administrative proceeding with respect to the transactions contemplated by this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have an adverse effect on the financial condition, results of operations or business assets or liabilities of the SBC Telcos or SBC Directory Operations.

      SECTION 6.3 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

      (a) The representations and warranties of Sellers contained in Article III of this Agreement that are (i) qualified as to Company Material Adverse Effect shall be true and correct and (ii) not so qualified shall be true and correct in all material respects (except for breaches as to matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except that any representations and warranties given as of a specific date need only be so true and correct as of such date) and the representation and warranty of Sellers in
Section 3.4 of this Agreement shall be true and correct as of the Closing. Buyer shall have received a certificate dated as of the Closing Date executed by authorized representatives of each Seller to such effect;

      (b) Each Seller and the Wholly Owned Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement, and Buyer shall have received a certificate dated as of the Closing Date executed by authorized representatives of each Seller to such effect; and

      (c) Sellers shall have delivered to Buyer those items set forth in Section
1.5 of this Agreement.

                                   ARTICLE VII

                                   TERMINATION

      SECTION 7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

      (a) at any time, by mutual written consent of Sellers and Buyer;

      (b) by either party if the transactions contemplated by this Agreement shall have been permanently enjoined by a court of competent jurisdiction; provided, however, that no party who brought or is affiliated with a party who brought the action seeking the permanent enjoinment of the transactions contemplated by this Agreement may seek termination of this Agreement pursuant to this Section 7.1(b);

      (c) by Buyer if any of the conditions set forth in Sections 6.1 and 6.3 of this Agreement shall have become incapable of fulfillment prior to the Termination Date and shall not have been waived by Buyer;

      (d) by Sellers if any of the conditions set forth in Sections 6.1 or 6.2 of this Agreement shall have become incapable of fulfillment prior to the Termination Date and shall not have been waived by Sellers;

      (e) by Buyer or Sellers, at any time on or after January 5, 2005 (the "Termination Date"), if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this
Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has substantially contributed to or caused the failure of the Closing to have occurred on or before such date; provided, further, that if on the Termination Date the only condition to Closing not satisfied or waived prior to the Closing Date are Sections 6.1(d) or 6.2(d) of this Agreement and it is still capable of being fulfilled, then the Termination Date shall be extended to the earlier to occur of (i) April 5, 2005 and (ii) the 10th business day following the fulfillment of the closing condition in Sections 6.1(d) or 6.2(d) of this Agreement, as applicable; or

      (f) by Buyer, on January 6, 2005 or February 21, 2005 if the Termination Date has been extended pursuant to the second proviso to clause (e) of this
Section 7.1 because the condition in Section 6.2(d) was not satisfied or waived.

      SECTION 7.2 PROCEDURE AND EFFECT OF TERMINATION. Any party or parties who have the right to terminate this agreement and abandon the transactions contemplated by this Agreement may do so by delivering written notice of such termination and abandonment to the other parties and such termination and abandonment shall occur upon such delivery without any further action by any Person. If this Agreement is terminated pursuant to Section 7.1 of this
Agreement:

      (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the parties seeking destruction of such documents that such destruction has been completed, and all confidential information received by any party to this Agreement with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b) of this Agreement;

      (b) all filings, applications and other submissions made pursuant to this Agreement shall, at the option of Sellers, and to the extent practicable, be withdrawn from the agency or other Person to which made;

      (c) except as otherwise provided in Section 7.2(d) below, there shall be no liability or obligation under this Agreement on the part of Sellers, the Companies or Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except that a party shall continue to have liability to the other parties if the basis of termination is fraud or a willful, material breach by such party of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section and Sections 5.6, 5.9 and 10.1 of this Agreement and in the Confidentiality Agreement shall survive any such termination; and

      (d) if after any extension of the Termination Date pursuant to the second proviso to clause (e) of Section 7.1 of this Agreement either party terminates this Agreement on the Termination Date and on such date the only condition to Closing not satisfied or waived is Section 6.2(d), then Sellers shall pay Buyer a termination fee of $15.0 million in cash by wire transfer of immediately available funds promptly following the termination of this Agreement.

                                  ARTICLE VIII

                           SURVIVAL OF REPRESENTATIONS

      SECTION 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation by or on behalf of Buyer or the results of any such investigation and notwithstanding the participation of Buyer in the Closing, except for those representations and warranties in Section 3.16 (Taxes) of this Agreement (which shall survive the applicable statute of limitations, including any extensions with respect thereto) and those representations and warranties in Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (Capital Stock), 3.4 (Ownership of the Capital Stock), 3.19 (Certain Fees), 4.1 (Buyer Organization) and 4.4 (Certain Fees) (which shall survive indefinitely), the representations and warranties of Sellers and Buyer in Articles III and IV of this Agreement, respectively, shall survive the Closing for a period of eighteen months following the Closing Date.

                                   ARTICLE IX

                                 INDEMNIFICATION

      SECTION 9.1 INDEMNIFICATION OBLIGATIONS OF SELLERS. Subject to the limitations set forth in Sections 9.4 and 9.5, from and after the date of this Agreement, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against and in respect of any and all claims, liabilities (whether asserted or unasserted, absolute or contingent), obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages (including, without limitation, amounts paid in settlements permitted hereunder, costs and expenses of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses"), whenever arising or incurred, arising out of or relating to (a) any breach of any representation or warranty made by Sellers in Article III of this Agreement (other than Section 3.16) or, if the Closing occurs, any failure of any such representations and warranties which are not given as of a specified date to be true and correct as of and as if made on the Closing Date, in each case without giving effect to any "Company Material Adverse Effect", "in all material respects" or other similar materiality qualification contained in Article III of this Agreement; provided, however, that notwithstanding the foregoing (i) such materiality qualifications shall continue to be given effect for purposes of
Section 3.6, (ii) the "Company Material Adverse Change" qualification shall continue to be given effect for purposes of Section 3.7 and (iii) any matters that would have been a Company Material Adverse Effect or a Company Material Adverse Change but for clause (i) or (ii) of the proviso to the definition of Company Material Adverse Effect shall be disregarded for all purposes of this
Article IX, and (b) any breach or nonperformance of any covenant, agreement or undertaking of Sellers in this Agreement. Notwithstanding the preceding sentence, the indemnification or indemnification procedures provided for under this Section 9.1 shall not apply to Tax matters, which shall be governed exclusively by Section 5.8.

      The Losses of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Buyer Losses."

      SECTION 9.2 INDEMNIFICATION OBLIGATIONS OF BUYER. Subject to the limitations set forth in Section 9.4, from and after the date of this Agreement, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates (excluding the Companies), each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses, whenever arising or incurred, arising out of or relating to (a) any breach or inaccuracy of any representation or warranty made by Buyer in Article IV of this Agreement or, if the Closing occurs, any failure of any such representations and warranties which are not given as of a specific date to be true and correct as of and as if made on the Closing Date, in each case without giving effect to any "Buyer Material Adverse Effect", "in all material respects" or other similar materiality qualifications contained in Article IV of this Agreement or (b) any breach or nonperformance of any covenant, agreement or undertaking of Buyer in this Agreement. Notwithstanding the preceding sentence, the indemnification or indemnification procedures provided for in this Section
9.2 shall not apply to Tax matters, which shall be governed exclusively by
Section 5.8.

            The Losses of the Seller Indemnified Parties described in this
Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

      SECTION 9.3 INDEMNIFICATION PROCEDURE.

      (a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of written notice by a third party of a threatened or filed claim or of the threatened or actual commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party or parties (the "Indemnifying Party") for any Buyer Losses or Seller Losses (as the case may be), such Indemnified Party shall notify the Indemnifying Party within 30 days after the date on which it received such written notice; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party actually prejudices the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 30 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not controlling the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, whichever is controlling the defense of any action, shall at all times use reasonable efforts to keep the other party or parties (as applicable) reasonably apprised of the status of the defense of such action and to cooperate in good faith with the other party or parties (as applicable) with respect to the defense of any such action.

      (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification may be sought hereunder without the prior written consent of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full any obligation imposed on the

Indemnified Party by such settlement, compromise or consent, which releases the Indemnified Party completely in connection with such settlement, compromise or consent and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

      (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 9.3(a) of this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim.

      SECTION 9.4 CLAIMS PERIOD. For purposes of this Agreement, a "Claims Period" shall be the period after the Closing Date during which any claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall commence on the Closing Date and shall terminate with respect to Buyer Losses or Seller Losses arising with respect to (a) any breach or inaccuracy of any representation or warranty on the date of which the survival period for such representation and warranty expires as set forth in Section 8.1 of this Agreement and (b) with respect to any breach or nonperformance of any covenant or agreement in this Agreement, six months after the date Buyer (with respect to any Buyer Losses) or Sellers (with respect to any Seller Losses), as the case may be, obtains Knowledge of such breach or nonperformance. Notwithstanding the foregoing, if an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder prior to the close of business on the last day of the applicable Claims Period, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

      SECTION 9.5 LIABILITY LIMITS. Notwithstanding anything to the contrary set forth in this Agreement, except for fraud, the Buyer Indemnified Parties shall not be entitled to make a claim against Sellers for indemnification under
Section 9.1(a) (a) for any single Buyer Loss less than $200,000 and (b) unless and until the aggregate amount of all Buyer Losses under Section 9.1(a) exceeds $15,000,000 (the "Buyer Deductible"), and then only to the extent such Buyer Losses exceed the Buyer Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Sellers have to make indemnification payments under this Agreement in excess of $400,000,000 in the aggregate.

      SECTION 9.6 NETTING OF LOSSES. The amount of any Seller Losses or Buyer Losses for which indemnification is provided under this Article IX shall take into account (a) in the case of Sellers' indemnification obligations under
Section 9.1 of this Agreement, any specific reserves included in the Final Balance Sheet and included in the determination of Closing Date Net Working Capital, (b) in the case of Sellers' indemnification obligations under Section
9.1 of this Agreement or Buyer's indemnification obligations under Section 9.2 of this Agreement, (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received in connection with any such Seller Losses or Buyer Losses and (c) any Tax consequences associated with such Losses and the recovery thereof. If the amount to be netted hereunder from any payment required under
Section 9.1 or Section 9.2 of this Agreement is determined after payment by the Indemnifying Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

      SECTION 9.7 EXCLUSIVE REMEDIES. Except for fraud, the provisions of this
Article IX and Sections 5.8 and 10.11 set forth the exclusive rights and remedies of Buyer and Sellers to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated by this Agreement (other than any remedy or relief arising from the failure of any party to perform its obligations under the Ancillary Agreements). All payments made between Buyer and Sellers pursuant to Article VII, this Article IX and Section
5.8 shall constitute adjustments to the Purchase Price for all Tax and other purposes.

                                    ARTICLE X

                                  MISCELLANEOUS

      SECTION 10.1 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Sellers and Buyer shall pay all fees and expenses incurred by, or on behalf of, Sellers or Buyer, respectively, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated by this Agreement.

      SECTION 10.2 FURTHER ASSURANCES. From time to time after the Closing Date, at the reasonable request of the other party to this Agreement and at the expense of the party so requesting, each of the parties to this Agreement shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

      SECTION 10.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight courier. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this Section 10.3):

      If to Buyer, to:

      R. H. Donnelley Corporation
      1001 Winstead Drive
      Cary, North Carolina 27513
      Attention:  Robert J. Bush, Esq.
      Facsimile:  (919) 297-1518

      with a copy to:

      Jones Day
      222 East 41st Street
      New York, New York 10017
      Attention:  John J. Hyland, Esq.
      Facsimile:  (212) 755-7306

      If to Sellers, to:

      Ameritech Corporation
      c/o SBC Communications Inc.
      175 East Houston
      San Antonio, Texas 78205
      Attention:  Wayne Watts, Esq.
      Facsimile:  (210) 351-3257

      with a copy to:

      Sullivan & Cromwell LLP
      125 Broad Street
      New York, New York 10004-2498
      Attention:  Duncan C. McCurrach
      Facsimile:  (212) 558-3588

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmissions, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

      SECTION 10.4 SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law;

provided, that the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to any party.

      Should Section 5.9 of this Agreement or any word, phrase, clause, sentence or other portion thereof for any reason be declared illegal or unenforceable, such Section or portions thereof shall be modified or deleted in such a manner so as to make Section 5.9 of this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

      SECTION 10.5 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may, without such consent assign all such rights and obligations to (a) an Affiliate of Buyer or (b) on or after the Closing Date, to any lender or other party as collateral in connection with any financing; provided, however, that no such assignment shall release Buyer of any of its obligations under this Agreement.

      SECTION 10.6 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Sellers, and their successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Sellers, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

      SECTION 10.7 INTERPRETATION.

      (a) As used in this Agreement, the term "Person" shall mean and include an individual, a partnership, limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or other entity.

      (b) As used in this Agreement, the term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

      (c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

      SECTION 10.8 JURISDICTION AND CONSENT TO SERVICE. Without limiting the jurisdiction or venue of any other court, each of Sellers and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts located in the Borough of Manhattan and The City of New York, (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement, (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court, and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

      SECTION 10.9 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules and Annexes and other documents referred to in this Agreement or delivered pursuant to this Agreement which form a part of this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter of this Agreement.

      SECTION 10.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

      SECTION 10.11 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

      SECTION 10.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.13 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented at any time by written agreement of Sellers and Buyer. Any failure of Sellers or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Sellers and, with respect to Sellers, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

      SECTION 10.14 KNOWLEDGE. "To the Knowledge of Sellers" or any similar phrase contained in this Agreement shall mean the actual knowledge of Denny Payne, the president and chief executive officer of SBC Directory Operations, or Linda Legg, vice president, secretary and general counsel of SBC Directory Operations.

      SECTION 10.15 SCHEDULES AND EXHIBITS. The Schedules, including all supplements and amendments thereto, and all exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

      SECTION 10.16 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG ANY OF THE PARTIES, WHETHER UNDER OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER-CLAIM, THIRD PARTY CLAIM OR OTHERWISE.

      The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.

      SECTION 10.17 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party or parties under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

      SECTION 10.18 HEADINGS. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

      IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first above written.



                                 AMERITECH CORPORATION


                                 By:   /s/ James S. Kahan
                                    ------------------------------------
                                 Name:     James S. Kahan
                                 Title:    Sr. Exec. VP - Corp. Dev.

                                 AMERITECH PUBLISHING, INC.


                                 By:   /s/ Dennis Payne
                                    ------------------------------------
                                 Name:     Dennis Payne
                                 Title:    President & CEO

                                 R. H. DONNELLEY CORPORATION


                                 By:   /s/ Steven Blondy
                                    ------------------------------------
                                 Name:     Steven Blondy
                                 Title:    CFO